Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "LONGFOOT COMMUNICATIONS CORP.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2005, AT 8 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3832256 8100

050946470

AUTHENTICATION: 4342134

DATE: 12-05-05

RESTATED CERTIFICATE OF INCORPORATION
OF
LONGFOOT COMMUNICATIONS CORP.

The undersigned, Arthur Lyons and Jack Brehm, do hereby certify that:

1. They are the duly elected Chief Executive Officer and Secretary, respectively, of Longfoot Communications, Corp., a Delaware corporation (the "Corporation"), originally incorporated on July 21, 2004 in the State of Delaware. This Restated Certificate of Incorporation restates, integrates and also further amends the Corporation's certificate of incorporation as heretofore amended or supplemented.

2. This Restated Certificate of Incorporation has been duly approved by the board of directors and stockholders of the Corporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

3. The text of the certificate of incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

FIRST: The name of this Corporation shall be: LONGFOOT COMMUNICATIONS CORP.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. The number of shares of common stock authorized to be issued is 50,000,000 shares of $.001 par value and the number of preferred shares authorized to be issued is 1,000,000 shares of $.001 par value. The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Restated Certificate, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights and the number of votes per share of such series;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series.

FIFTH: The name and address of the incorporator is as follows: Arthur Lyons, 914 Westwood Blvd., Suite 809, Los Angeles, CA 90024.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the forgoing facts stated herein are true and correct.

Dated: November 8, 2005

LONGFOOT COMMUNICATIONS CORP.

By: [signature]
Arthur Lyons, Chief Executive Officer

By: [signature]
Jack Brehm, Secretary